Exhibit 23(j)

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

     We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 11 to the Registration Statement on Form N-1A of Impact Management Investment Trust of our report dated October 27, 2000, accompanying the financial statements and the financial highlights of Impact Total Return Portfolio ( a Series of Impact Management Investment Trust) for the years ended September 30, 2000 and 1999. We also consent to the references to our firm under the caption "Financial Highlights" included in the Prospectus and under the caption "Independent Auditors" included in the Statement of Additional Information.

                                        /s/ SPICER, JEFFRIES & CO.

Denver, Colorado
January 26, 2001